Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185
Merck Reports Strong Financial Results for First-Quarter 2007
•	First-Quarter 2007 Earnings Per Share (EPS) Were 84 Cents, Excluding Restructuring Charges; First-Quarter Reported EPS Were 78 Cents

•	Vaccines Sales Growth Strong; GARDASIL Reached $365 Million in the Quarter

•	Performance of Key Products, Including SINGULAIR, ZETIA, VYTORIN and JANUVIA, Drove Company Results

•	Merck Anticipates Second-Quarter EPS Range of 67 to 71 Cents, Excluding Restructuring Charges; Reported Second-Quarter EPS Range of 62 to 68 Cents Anticipated

•	Merck Reaffirms Full-Year 2007 EPS Range of $2.75 to $2.85, Excluding Restructuring Charges; Reported 2007 EPS Range of $2.60 to $2.75 Reaffirmed
WHITEHOUSE STATION, N.J., April 19, 2007 — Merck & Co., Inc. today announced first-quarter 2007 results that reflected strong performance across a range of the Company’s products and those of the Merck/Schering-Plough partnership, as well as gains from certain asset and product divestitures. Worldwide sales were $5.8 billion for the quarter, an increase of 7% from the first quarter of 2006. Net income for the first quarter of 2007 was $1,704.3 million, compared to $1,520.0 million in the first quarter of 2006. A reconciliation of earnings per share (EPS) as reported in accordance with generally accepted accounting principles (GAAP) to EPS, adjusted for certain significant items, is provided in the table below.

	Quarter Ended March 31
	2007	2006
EPS, as reported	$0.78	$0.69
Costs related to the global restructuring program	0.06	0.09

EPS, adjusted for significant items listed above[1]	$0.84	$0.78

     “Many of our key products, both established and newly-launched, posted impressive growth and reinforced the underlying strength of our core business,” said Richard T. Clark, chief executive officer and president. “Our performance in the first quarter is further evidence that the
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[1]	Merck is providing information on earnings per share, adjusted for certain significant items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

path we have charted to return Merck to a leadership position in our industry is the right one. We still have much to do to realize our longer-term goals, but we are executing on our plan with confidence.”
     Materials and production costs were $1.5 billion for the quarter, an increase of 14% from the first quarter of 2006. The first-quarter 2007 and first-quarter 2006 costs include $118 million and $205 million, respectively, for costs associated with the global restructuring program. The gross margin was 73.6% for the first quarter of 2007 and 75.2% for the first quarter of 2006, which reflect 2.0 and 3.8 percentage point unfavorable impacts, respectively, relating to the restructuring costs noted above. The gross margin in the current quarter was affected by changes in product mix.
     Marketing and administrative expenses were $1.8 billion for the first quarter of 2007, an increase of 5% from the first quarter of 2006. The increases largely stem from the level of activity required to support the worldwide launches of GARDASIL and JANUVIA.
     Research and development expenses were $1.0 billion for the quarter, an increase of 9% from the first quarter of 2006. The amounts for the first quarter of 2007 and the first quarter of 2006 included $2 million and $55 million, respectively, relating to the global restructuring program.
     Amounts included in Restructuring costs were $65.8 million for the first quarter of 2007, primarily representing separation costs associated with the Company’s global restructuring program. Total costs associated with the Company’s global restructuring program were $186 million and $304 million for the first quarter of 2007 and 2006, respectively, primarily related to separations and accelerated depreciation and asset impairment costs.
Financial Guidance
     Merck anticipates second-quarter EPS of $0.67 to $0.71, excluding restructuring charges, and anticipates reported second-quarter EPS of $0.62 to $0.68. In the second quarter, the Company anticipates that revenue will be comparable to the amount reported in the first quarter of 2007. In addition, research and development expense, excluding restructuring charges, is anticipated to be higher than the amount reported in the comparable period of 2006.
     Merck reaffirms full-year 2007 EPS of $2.75 to $2.85, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.60 to $2.75. Please see pages 7 — 8 of this news release for the full details of Merck’s full-year 2007 financial guidance.
     The Company remains on track to deliver double-digit compound annual EPS growth, excluding one-time items and restructuring charges, by 2010 from the 2005 base.
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Product Performance Highlights
     Worldwide sales of SINGULAIR, a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were strong, reaching $1.0 billion for the first quarter, representing growth of 25% over the first quarter of 2006. SINGULAIR continues to be the number one prescribed product in the United States respiratory market.
     On April 13, the U.S. Food and Drug Administration (FDA) approved a new indication for SINGULAIR for the prevention of exercise-induced bronchoconstriction in patients 15 years of age and older.
     Combined global sales of ZETIA and VYTORIN, as reported by the Merck/Schering-Plough partnership, reached $1.2 billion for the first quarter, representing growth of 47% over the first quarter of 2006. Global sales of ZETIA, marketed as EZETROL outside the United States, reached $544 million in the first quarter, an increase of 31% compared with the first quarter of 2006. Global sales of VYTORIN, marketed outside the United States as INEGY, reached $624 million in the first quarter, an increase of 65% compared with the first quarter of 2006.
     The Company records the results from its interest in the Merck/Schering-Plough partnership in equity income from affiliates.
     Global sales of Merck’s antihypertensive medicines, COZAAR and HYZAAR2, were $798 million for the first quarter, representing an increase of 14% compared to the first quarter of 2006. COZAAR and HYZAAR are among the world’s leading angiotensin receptor blockers, the fastest growing class in the antihypertensive market.
     Global sales for FOSAMAX and FOSAMAX PLUS D (marketed as FOSAVANCE throughout the European Union) were $742 million for the first quarter, representing a decrease of 2% compared to the first quarter of 2006. FOSAMAX and FOSAMAX PLUS D together remain the most prescribed medicine worldwide for the treatment of osteoporosis.
     Total vaccine sales, as recorded by Merck, were $903 million for the quarter, compared to $272 million for the first quarter of 2006. The growth in vaccine sales was led by the strong performance of GARDASIL along with solid contributions from ROTATEQ and other pediatric vaccines. Vaccines sold in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.
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[2]	COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, Del.

     Total sales as recorded by Merck for GARDASIL, the Company’s cervical cancer vaccine, were $365 million for the first quarter. The quarterly figure includes initial purchases by many states through the CDC’s Vaccines For Children program. GARDASIL has been approved in 69 countries with regulatory applications pending in more than 30 countries. GARDASIL is the only vaccine approved to prevent cervical cancer and vulvar and vaginal pre-cancers caused by human papillomavirus (HPV) types 16 and 18 and to prevent low-grade lesions and genital warts caused by HPV types 6, 11, 16 and 18.
     ROTATEQ, the Company’s vaccine to help protect children against rotavirus gastroenteritis, achieved worldwide sales, as recorded by Merck, of $85 million for the quarter. ROTATEQ has been approved in 46 countries and applications for licensure have been filed in more than 50 other countries.
     Total sales of Merck’s other promoted medicines were $1.4 billion for the first quarter, representing growth of 13% over the first quarter of 2006. These products treat a broad range of medical conditions, including glaucoma, migraine, pain, diabetes and infectious disease.
     Worldwide sales for JANUVIA reached $87 million for the first quarter. Since the launch in October, U. S. managed care plans representing more than 200 million lives have added JANUVIA to their formularies. The medicine is now approved for use in 42 countries — including the 27 countries of the European Union where the European Commission rendered its decision in late March — as the only DPP-4 inhibitor available for the treatment of type 2 diabetes when diet and exercise are not enough.
     JANUMET, Merck’s oral antihyperglycemic agent that combines sitagliptin (a DPP-4 inhibitor) with metformin in a single tablet to address all three key defects of type 2 diabetes, was approved by the FDA on March 30. The Company is moving forward with regulatory filings in countries outside the United States.
     Merck earns ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $498 million in the first quarter of 2007.
Late-Stage Pipeline Update
     MK-0974, Merck’s calcitonin gene-related peptide (CGRP) antagonist, is now entering Phase III of development for the acute treatment of migraine pain. Phase II data will be presented for the first time at the American Headache Society and the International Headache Society meeting in June. Merck continues to anticipate filing the NDA for MK-0974 in 2009.
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VIOXX Update
     This update supplements information previously provided by the Company. Merck generally intends to provide updates on VIOXX litigation through its periodic filings with the Securities and Exchange Commission (SEC). Information regarding scheduled product liability trials in 2007 can be found at www.merck.com/newsroom/vioxx.
     As previously disclosed, individual and putative class actions have been filed against the Company in state and federal courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a separate proceeding in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the “MDL”), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas; and in the counties of Philadelphia, Pennsylvania, Washoe County, Nevada and Clark County, Nevada. As of March 31, the Company had been served or was aware that it had been named as a defendant in approximately 27,250 lawsuits, which include approximately 45,700 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 266 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 8,400 lawsuits representing approximately 23,450 plaintiff groups are or are slated to be in the federal MDL and approximately 16,550 lawsuits representing approximately 16,550 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of March 31, approximately 13,700 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction or ischemic stroke.
     In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of more than 4,600 plaintiffs have been dismissed as of March 31. Of these, there have been more than 1,050 plaintiffs whose claims were dismissed with prejudice (i.e., they cannot be brought again) either by plaintiffs themselves or by the courts. More than 3,550 additional plaintiffs have had their claims dismissed without prejudice (i.e., they can be brought again).
Earnings Conference Call
     Investors are invited to a live audio webcast of Merck’s first-quarter earnings conference call today at 9 a.m. ET, by visiting the Newsroom section of Merck’s Web site www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen by calling
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(706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. ET today through 5 p.m. ET on April 26. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID # 1307506.
About Merck
     Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.
Forward-Looking Statement
     This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended Dec. 31, 2006, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference.
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Merck Financial Guidance for 2007
     Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2007 are as follows:

WORLDWIDE
PRODUCT	2007 SALES
SINGULAIR (Respiratory)	$3.9 to $4.2 billion
COZAAR/HYZAAR (Hypertension)	$3.1 to $3.4 billion
Vaccines (as recorded by Merck)	$3.3 to $3.7 billion
FOSAMAX (Osteoporosis)	$2.6 to $2.9 billion
ZOCOR (Cholesterol modifying)	$0.6 to $0.9 billion
Other reported products*	$5.4 to $5.8 billion

*	Other reported products comprise: AGGRASTAT, ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, JANUVIA, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC and ZOLINZA.
•	Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2007, Merck anticipates these revenues to be approximately $1.6 to $1.8 billion.

•	Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and SP-MSD (the Company’s European vaccine joint venture), combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.6 to $2.9 billion for 2007.

•	Product gross margin (PGM) percentage is estimated to be approximately 74 to 76% for the full year of 2007. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2007.

•	Marketing and administrative expense is anticipated to increase between 0 and 2 percentage points over the full-year 2006 level. The marketing and administrative expense guidance excludes the charges taken in 2006 related solely to future legal defense costs of VIOXX and FOSAMAX litigation.

•	Research and development expense (which excludes joint ventures) is anticipated to increase at a low-to-mid single-digit percentage growth rate over the full-year 2006 level. The full-year 2006 level includes the second-quarter 2006 acquired research expense relating to GlycoFi, but excludes the fourth-quarter 2006 acquired research expense relating to the Sirna Therapeutics acquisition. The full-year 2006 level excludes the portion of the restructuring costs that are reported in research and development expense.

•	As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2007. The aggregate 2007 pretax expense related to these activities is estimated to be $300 million to $500 million.

•	The consolidated 2007 tax rate is estimated to be approximately 24 to 26%. This guidance does not reflect the tax rate impact of restructuring costs. The effective tax rate to be applied to the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.
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•	Merck plans to continue its stock buyback program in 2007. As of March 31, $6.3 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.
     Given these guidance elements, Merck anticipates second-quarter EPS of $0.67 to $0.71, excluding restructuring charges, and anticipates reported second-quarter EPS of $0.62 to $0.68. In the second quarter, the Company anticipates that revenue will be comparable to the amount reported in the first quarter of 2007. In addition, research and development expense, excluding restructuring charges, is anticipated to be higher than the amount reported in the comparable period of 2006.
     Merck reaffirms full-year 2007 EPS of $2.75 to $2.85, excluding the restructuring charges related to site closures and position eliminations. Merck anticipates reported full-year 2007 EPS of $2.60 to $2.75.
     This 2007 guidance does not reflect the establishment of any reserves for any potential liability relating to the VIOXX litigation.
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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended March 31, 2007, compared with the corresponding period of the prior year.

	Merck & Co., Inc.
	Consolidated Results
	(In Millions Except Earnings per Common Share)
	Quarter Ended March 31
	(Unaudited)
			%
	2007	2006	Change
Sales	$5,769.4	$5,409.8	7%

Costs, Expenses and Other
Materials and production (1)	1,525.8	1,342.7	14
Marketing and administrative	1,802.0	1,715.0	5
Research and development (2)	1,030.0	942.0	9
Restructuring costs (3)	65.8	43.7	51
Equity income from affiliates	(652.6)	(503.4)	30
Other (income) expense, net (4)	(256.0)	(100.6)	*

Income Before Taxes	2,254.4	1,970.4	14

Taxes on Income	550.1	450.4

Net Income	$1,704.3	$1,520.0	12

Average Shares Outstanding Assuming Dilution	2,180.0	2,190.5

Earnings per Common Share Assuming Dilution	$0.78	$0.69	13

*	> 100%

(1)	Includes restructuring costs of $118.1 million in 2007 and $205.0 million in 2006 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.

(2)	Includes restructuring costs of $2.2 million in 2007 and $55.4 million in 2006 primarily related to accelerated depreciation costs associated with the global restructuring program.

(3)	Restructuring costs in 2007 and 2006 represent separation and other related costs associated with the global restructuring program.

(4)	The increase primarily reflects the favorable impact of gains on sales of assets and product divestitures.